Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2017, in the Registration Statement (Form F-1) and related Prospectus of Azul S.A. dated September 12, 2017, for the registration of preferred shares.

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

September 12, 2017